Exhibit G

[Logo]        STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS


PUBLIC UTILITIES COMMISSION                     Chairman Elia Germani
89 Jefferson Blvd.                              Commissioner Kate F. Racine
Warwick, RI  02888                              Commissioner Robert B. Holbrook


                               September 23, 2004

Via Facsimile and Mail

Catherine A. Fisher
Assistant Director
Office of Public Utility Regulation
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Ms. Fisher:

         The Rhode Island Public Utilities Commission ("Commission") is in receipt of your letter of September 17, 2004, requesting our views regarding the application of National Grid Transco plc ("National Grid") pending before the Securities and Exchange Commission ("SEC") relating to National Grid's request for new financing authority to replace the expiring financing authorization.

         The Commission understands that National Grid's application before the SEC (SEC File No. 70-10236) includes certain proposed financing transactions including a proposal by National Grid to make additional investments in foreign utility companies ("FUCOs"). The Department further understands that The Narragansett Electric Company ("Narragansett Electric") will not issue securities, enter into guarantees, or pledge assets to fund such FUCO investments.

         The Commission regulates the rates, financings, affiliate transactions, and terms of service of National Grid's indirect subsidiary, Narragansett Electric. This regulatory authority arises out of Title 39 of the Rhode Island General Laws. Given the jurisdiction of the Commission over Narragansett Electric, the Commission believes that National Grid's proposed investments will not have an adverse impact on Narragansett Electric, or its respective customers, or the ability of the Commission to protect ratepayers in Rhode Island. The Commission is of the view that it has the authority and resources to protect Rhode Island ratepayers and it intends to continue exercising that authority.

                                   Sincerely,

                                   /s/ Elia Germani
                                   Elia Germani
                                   Chairman